Exhibit 99.1
ARES CAPITAL CORPORATION ANNOUNCES INAUGURAL $1 BILLION COMMERCIAL PAPER PROGRAM

New York, NY — June 8, 2026 — Ares Capital Corporation (“Ares Capital” or the “Company”) (NASDAQ: ARCC) announced today the establishment of its inaugural commercial paper program. The program allows the Company to issue up to a maximum aggregate amount outstanding at any time of $1 billion of short-term, unsecured commercial paper notes. The notes will be sold under customary terms in the United States commercial paper note market and will rank pari passu with the Company's other senior unsecured indebtedness. The Company expects to realize cost benefits in the commercial paper market relative to other funding sources, and it expects to use available borrowing capacity from its $5.5 billion Revolving Credit Facility as a liquidity backstop for the repayment of the notes issued under the commercial paper program. Net proceeds from the issuance of any notes pursuant to the commercial paper program are expected to be used for general corporate purposes.

The notes to be offered under the commercial paper program have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes under the Company’s commercial paper program, the offer or sale of which can only be made by definitive offering documentation.

ABOUT ARES CAPITAL CORPORATION

Founded in 2004, Ares Capital is a leading specialty finance company focused on providing direct loans and other investments in private middle market companies in the United States. Ares Capital’s objective is to source and invest in high-quality borrowers that need capital to achieve their business goals, which oftentimes can lead to economic growth and employment. Ares Capital believes its loans and other investments in these companies can help generate attractive levels of current income and potential capital appreciation for investors. Ares Capital, through its investment manager, utilizes its extensive, direct origination capabilities and incumbent borrower relationships to source and underwrite predominantly senior secured loans but also subordinated debt and equity investments. Ares Capital has elected to be regulated as a business development company (“BDC”) and was the largest publicly traded BDC by market capitalization as of March 31, 2026. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative investment manager. For more information about Ares Capital, visit www.arescapitalcorp.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties that are likely to be affected by unknowable future events and conditions, including elements of the future that are or are not under the control of Ares Capital. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the time when made and are based on information available to Ares Capital as of the date hereof and are qualified entirely by this cautionary statement. Ares Capital undertakes no duty to update any forward-looking statements made herein now or in the future.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
John Stilmar or Carl Drake
(888) 818-5298
irarcc@aresmgmt.com
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